Exhibit 8.1

List of Subsidiaries of SK Telecom Co., Ltd.

(As of December 31, 2025)

Subsidiary Name	Jurisdiction of Incorporation
SK Telink Co., Ltd.	Korea
SK Broadband Co., Ltd.	Korea
PS&Marketing Corporation	Korea
SERVICE ACE Co., Ltd.	Korea
SERVICE TOP Co., Ltd.	Korea
SK O&S Co., Ltd.	Korea
SK Telecom China Holdings Co., Ltd.	China
Atlas Investment	Cayman Islands
SK Telecom Americas, Inc.	USA
Happy Hanool Co., Ltd.	Korea
SK stoa Co., Ltd.	Korea
SAPEON Inc.	Korea
Astra AI Infra LLC	USA
Home & Service Co., Ltd.	Korea
Media S Co., Ld.	Korea
Global AI Platform Corporation	USA
Global AI Platform Corporation Korea	Korea
Forest AI Investment	Cayman Islands
SK Telecom Innovation Fund, L.P.	USA